                                                                    EXHIBIT 23.5


                        Independent Accountants' Consent


The Board of Directors
Lomak Petroleum, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-20257) on Form S-3 of Lomak Petroleum, Inc. of our report dated May 23, 1996, with respect to the statement of assets (other than productive oil and gas properties) and liabilities of the Bannon Interests as of December 31, 1995 and the related statement of revenues and direct operating expenses for the year then ended, which report appears in the Form 8-K/A of Lomak Petroleum, Inc. dated May 31, 1996.


KPMG Peat Marwick LLP


                                              /s/ KPMG Peat Marwick LLP


Houston, Texas
March 10, 1997